Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 161 to File No. 811-01136 and File No. 002-19458) of Guggenheim Funds Trust of our report dated November 25, 2014 on the financial statements and financial highlights of Guggenheim Capital Stewardship Fund, included in the September 30, 2014 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
December 16, 2014